Exhibit 99.1

Apollo Group, Inc. News Release

APOLLO GROUP, INC. REPORTS FISCAL 2010
FOURTH QUARTER AND YEAR END RESULTS
Phoenix, October 13, 2010 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today reported financial results for the three months and fiscal year ended August 31, 2010.
“Fiscal 2010 has been a year of significant progress at Apollo Group, as we have been completing the development of numerous strategic initiatives that are being implemented over the coming year,” said Apollo Group Co-Chief Executive Officer and Apollo Global Chairman Greg Cappelli. “These initiatives, which are designed to enhance the student experience, expand student protections and ensure that we enroll students who we believe, have a greater likelihood to succeed in our programs. These initiatives will present new challenges for the Company in the year ahead, but they are the right things to do for our students and they will better position us to succeed as an organization over the longer term.”
Apollo Group Co-Chief Executive Officer Chas Edelstein added, “We agree with the stated goal of the Department of Education and of Congress to ensure that students in the postsecondary education system receive a quality education at a good value. We have taken and intend to continue to take a leadership role within the proprietary sector by providing students with a good value for their educational investment while employing marketing practices that fully and fairly inform our students about the educational options available to them, as well as the costs and potential benefits of an education.”
Unaudited Fourth Quarter of Fiscal 2010 Results of Operations
Consolidated net revenue for the fourth quarter of fiscal 2010 totaled $1,259.4 million, which represents a 17.4% increase over the fourth quarter of fiscal 2009. Contributing to the growth in the fourth quarter was a 6.3% year-over-year increase in University of Phoenix total Degreed Enrollment to 470,800, as well as an increase of $20.5 million in net revenue from BPP Holdings, which was acquired on July 30, 2009. The Company reported income from continuing operations attributable to Apollo Group for the three months ended August 31, 2010, of $47.5 million, or $0.32 per share (148.3 million weighted average diluted shares outstanding), compared to income from continuing operations attributable to Apollo Group of $97.2 million, or $0.62 per share (155.7 million weighted average diluted shares outstanding) for the three months ended August 31, 2009.
Results for the fourth quarter of fiscal 2010 contain special items that include goodwill and other intangible asset impairment charges of $175.9 million for the BPP subsidiary of Apollo Global ($150.5 million net of non-controlling interests) and a $0.9 million charge representing an accrual for incremental post-judgment interest related to a securities class action lawsuit. The

Company did not record a tax benefit associated with the goodwill impairment, as it is not deductible for tax purposes. The fiscal 2009 fourth quarter results included special items totaling $95.4 million pre-tax, as well as a discrete charge to the income tax provision of $4.7 million. The special items included an accrual for an estimated litigation settlement of $80.5 million, a $9.4 million write-off of information technology fixed assets that resulted primarily from the Company’s rationalization of software, and a $5.5 million charge, net of non-controlling interests, representing the option premium for a currency hedge in connection with Apollo Global’s acquisition of BPP.
Excluding these special items, income from continuing operations attributable to Apollo Group for the three months ended August 31, 2010, was $193.9 million, or $1.31 per share, compared to income from continuing operations attributable to Apollo Group of $171.3 million, or $1.10 per share for the three months ended August 31, 2009. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
In the fourth quarter of fiscal 2010, BPP’s operations contributed $33.6 million to net revenue compared with $13.1 million in the fourth quarter of fiscal 2009 following the July 30, 2009, acquisition of BPP. BPP’s results diluted earnings per share from continuing operations attributable to Apollo Group by approximately $0.15 excluding the goodwill and other intangible asset impairment charges for the fourth quarter of fiscal 2010 ($1.13 including the impairment charges) compared with a decrease of $0.03 in the fourth quarter of fiscal 2009. (See the supplemental schedule detailing BPP’s financial results in the tables section of this press release.)
Instructional costs and services increased by $104.0 million, or 23.4% to $547.7 million for the three months ended August 31, 2010, compared to the three months ended August 31, 2009. As a percentage of revenue, instructional costs and services increased 220 basis points to 43.5% versus 41.3% in the prior year’s fourth quarter. The increase, as a percentage of revenue, was primarily due to the addition of BPP, as its cost structure is more heavily weighted towards instructional costs and services, as well as higher bad debt expense for University of Phoenix, partially offset by the reversal of a $5.0 million accrual which was recorded in the third quarter of fiscal 2010, related to a state grant program. Bad debt expense, as a percentage of revenue, increased 170 basis points to 5.9% in the fourth quarter of fiscal 2010 versus 4.2% in the prior year’s fourth quarter. The higher bad debt expense, as a percentage of revenue, is a result of the economic downturn and increases in receivables from undergraduate students entering with less than 24 credits. Collection rates for these students are generally lower compared to students with more college experience or those enrolled in graduate level programs.
Selling and promotional expenses increased by $40.9 million, or 15.7%, to $301.6 million for the three months ended August 31, 2010, compared to the three months ended August 31, 2009. As a percentage of revenue, selling and promotional expenses declined 40 basis points to 23.9% versus 24.3% in the prior year’s fourth quarter. The decrease, as a percentage of revenue, was a result of slower hiring of enrollment advisors, partially offset by higher advertising expenditures directed at bachelor degree and graduate degree level programs at University of Phoenix. BPP’s operations had little impact on selling and promotional expenses as a percentage of revenue in the fourth quarter of fiscal 2010.

General and administrative (“G&A”) expenses increased by $2.7 million, or 3.1%, to $91.0 million, for the three months ended August 31, 2010, compared to the three months ended August 31, 2009. As a percentage of revenue, G&A expenses declined 100 basis points to 7.2% versus 8.2% in the prior year’s fourth quarter. The decrease, as a percentage of revenue, is primarily attributable to a $9.4 million fixed asset write-off noted as a special item in the fourth quarter of fiscal 2009. BPP’s operations had little impact on G&A expenses as a percentage of revenue in the fourth quarter of fiscal 2010.
Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for the fourth quarter of fiscal 2010 versus the prior year period.

	Q4 2010	Q4 2009
Revenues (in thousands)
Degree Seeking Gross Revenues (1)	$1,238,022	$1,063,656
Less: Discounts and other	(68,027)	(60,479)

Degree Seeking Net Revenues (1)	1,169,995	1,003,177
Non-degree Seeking Revenues (2)	13,445	14,390
Other, net of discounts (3)	75,980	55,600

	$1,259,420	$1,073,167

Revenue by Degree Type (in thousands) (1)
Associates	$449,108	$399,907
Bachelors	558,063	444,555
Masters	207,101	198,511
Doctoral	23,750	20,683
Less: Discounts and other	(68,027)	(60,479)

	$1,169,995	$1,003,177

Degreed Enrollment (rounded to hundreds) (4)
Associates	200,800	201,200
Bachelors	193,600	163,600
Masters	68,700	71,200
Doctoral	7,700	7,000

	470,800	443,000

Degree Seeking Gross Revenues per Degreed Enrollment (1) (4)
Associates	$2,237	$1,988
Bachelors	2,883	2,717
Masters	3,015	2,788
Doctoral	3,084	2,955
All degrees (after discounts)	$2,485	$2,265

New Degreed Enrollment (rounded to hundreds) (5)
Associates	42,200	55,400
Bachelors	36,200	31,700
Masters	12,700	14,200
Doctoral	900	700

	92,000	102,000

(1)	Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credits in length with some course applicability into a related degree program.

(2)	Represents revenue from tuition and other fees for students participating in University of Phoenix certificate programs less than 18 credits in length, certificate programs with no applicability into a related degree program, single course and continuing education courses.

(3)	Represents revenues from IPD, CFFP, Apollo Global — BPP (acquired in July 2009), Apollo Global — Other and other.

(4)	Represents individual students enrolled in a University of Phoenix degree program who attended a course during the quarter and did not graduate as of the end of the quarter. Degreed Enrollment for a quarter also includes any student who previously graduated from one degree program and started a new University of Phoenix degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree). In addition, Degreed Enrollment includes students participating in University of Phoenix certificate programs of at least 18 credits in length with some course applicability into a related degree program.

(5)	Represents any individual student enrolled in a University of Phoenix degree program who is a new student and started a course in the quarter, any individual student who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of an associate’s degree program returns for a bachelor’s degree program, or a graduate of a bachelor’s degree program returns for a master’s degree), as well as any individual student who started a degree program in the quarter and had been out of attendance for greater than 12 months. In addition, New Degreed Enrollment includes students who in the quarter started participating in University of Phoenix certificate programs of at least 18 credits in length with some course applicability into a related degree program.

2010 Fiscal Year End Results of Operations
Consolidated net revenue for the fiscal year ended August 31, 2010, was $4.9 billion, a 24.6% increase over fiscal 2009. Contributing to this increase was a 13.1% increase in University of Phoenix’s average Degreed Enrollment for fiscal 2010 as compared with fiscal 2009. The Company reported income from continuing operations attributable to Apollo Group of $568.4 million, or $3.72 per share, (152.9 million weighted average diluted shares outstanding) for the fiscal year ended August 31, 2010, compared to $614.7 million, or $3.85 per share, (159.5 million weighted average diluted shares outstanding) for the fiscal year ended August 31, 2009.
Results for the fiscal year ended August 31, 2010, contain special items that include goodwill and other intangible asset impairment charges of $184.6 million for the BPP and Universidad Latinoamericana (“ULA”) subsidiaries of Apollo Global ($158.0 million net of non-controlling interests) and $178.0 million in charges related to a securities class action lawsuit, as well as a tax benefit of $11.4 million resulting from the settlement for disputed tax issues with the Internal Revenue Service. The Company did not record a tax benefit associated with the goodwill impairment charges, as they are not deductible for tax purposes. Results for the fiscal year ended August 31, 2009, included special items totaling $95.4 million pre-tax, as well as a discrete charge to the income tax provision of $4.7 million. The special items included an accrual for an estimated litigation settlement of $80.5 million, a $9.4 million write-off of information technology fixed assets that resulted primarily from the Company’s rationalization of software, and a $5.5 million charge, net of non-controlling interests, representing the option premium for a currency hedge in connection with Apollo Global’s acquisition of BPP.
Excluding these special items, income from continuing operations attributable to Apollo Group for the fiscal year ended August 31, 2010, was $817.7 million, or $5.35 per share, compared to income from continuing operations attributable to Apollo Group of $688.8 million, or $4.32 per share for the fiscal year ended August 31, 2009. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
Unaudited Balance Sheet
As of August 31, 2010, the Company’s cash and cash equivalents, excluding restricted cash, totaled $1,284.8 million as compared to $968.2 million as of August 31, 2009. The increase is primarily attributable to cash generated from operations, partially offset by share repurchases, capital expenditures, and an increase in restricted cash. Restricted cash and cash equivalents (including long-term) increased by $138.4 million compared to August 31, 2009, primarily due to funds used to collateralize a letter of credit in the amount of approximately $126 million in connection with a program review of University of Phoenix by the U.S. Department of Education, as well as increased student deposits at University of Phoenix.
At August 31, 2010, accounts receivable decreased to $264.4 million from $298.3 million at August 31, 2009. Excluding accounts receivable and the associated net revenue for Apollo Global, the Company’s days sales outstanding (“DSO”) was 30 days at August 31, 2010, compared to 32 days at August 31, 2009. The decrease in DSO versus a year ago is primarily attributable to a more pronounced seasonal increase in accounts receivable at August 31, 2009, due to University of Phoenix annual student financial aid system enhancements and upgrades.

Total debt outstanding (including short-term borrowings and the current portion of long-term debt) decreased by $4.7 million to $584.4 million at August 31, 2010, from $589.1 million at August 31, 2009. Subsequent to August 31, 2010, the Company repaid approximately $400 million of the outstanding balance.
Share Repurchases
During the fourth quarter of fiscal 2010, the Company repurchased approximately 2.0 million shares of its common stock at a weighted average purchase price of $49.76 per share for a total expenditure of $100.0 million. As of August 31, 2010, approximately $561 million remained available under the Company’s current share repurchase authorization.
Business Outlook
The Company expects fiscal 2011 to be a year of continuing transition in its operations as it implements initiatives, primarily at University of Phoenix, aimed at enhancing the student experience, expanding student protections and shifting the mix of enrollment to more experienced students who have a greater likelihood of succeeding in the Company’s programs. Some of these initiatives include:
•	Changes in the roles of the Company’s admissions personnel and comprehensive changes in their evaluation and compensation systems, including the elimination of enrollment results as a component of compensation effective September 1, 2010;

•	University Orientation, a free, three-week, non-credit bearing program which, beginning November 1, 2010, will be required for all new students enrolling at University of Phoenix with fewer than 24 transfer credits; and

•	The continued reduction in emphasis on third-party affiliates for lead generation and other enhancements to the Company’s marketing approach.
The Company expects that the implementation of these initiatives, together with the effect of other challenges the proprietary education industry is facing will adversely impact its operating metrics and financial results. Some of the industry challenges include ongoing regulatory and other scrutiny which has led to heightened media attention, much of which has portrayed the sector in an unflattering light. Given the transitional state of the business, and the uncertain regulatory environment, the Company is withdrawing its prior preliminary business outlook for fiscal 2011. However, the Company provides the following commentary:
•	The decline in University of Phoenix new degreed enrollment experienced in the fourth quarter of fiscal year 2010 is expected to accelerate during the first quarter of fiscal 2011, resulting in a significant year-over-year decline.

•	During this period of transition, the Company expects to continue to make investments in key areas to support its long-term objectives but also intends to more aggressively manage its cost structure.

•	The Company believes that, over time, its efforts will improve student outcomes, including student retention and completion rates, and will position the Company for quality long-term growth.

Conference Call Information
The Company will hold a conference call to discuss these earnings results at 5:00 PM Eastern, 2:00 PM Phoenix time, today, Wednesday, October 13, 2010. The call may be accessed by dialing (877) 292-6888 (domestic) or (973) 200-3381 (international) and entering the conference ID number 10181004. A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A replay of the call will be available on the website or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 10181004 until October 22, 2010.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development, College for Financial Planning and Meritus University. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of August 31, 2010).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward-Looking Statements Safe Harbor
Statements about Apollo Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in such statements due to various factors, including changes in the overall U.S. or global economy, changes in enrollment or student mix, including as a result of the roll-out of the Company’s University Orientation program to all eligible students, the impact of changes in the manner in which the Company evaluates and compensates its counselors that advise and enroll students, changes in law or regulation affecting the Company’s eligibility to participate in or the manner in which it participates in U.S. federal student financial aid programs, including the proposed program integrity regulations published for comment by the U.S. Department of Education on June 18, 2010, and the proposed regulations relating to “gainful employment” published for comment by the U.S. Department of Education on July 23, 2010, changes in the Company’s business necessary to remain in compliance with U.S. federal student financial aid program regulations, including the so-called 90/10 Rule and the limitations on cohort default rates, and the accrediting criteria of the relevant accrediting bodies, and other regulatory developments. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year

2009 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at http://www.apollogrp.edu.
Use of Non-GAAP Financial Information
This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in our non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure across companies.

Apollo Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	As of August 31,
($ in thousands)	2010	2009
ASSETS:
Current assets
Cash and cash equivalents	$1,284,769	$968,246
Restricted cash and cash equivalents	444,132	432,304
Accounts receivable, net	264,377	298,270
Deferred tax assets, current portion	166,549	88,022
Prepaid taxes	39,409	57,658
Other current assets	38,031	35,517
Assets held for sale from discontinued operations	15,945	—

Total current assets	2,253,212	1,880,017
Property and equipment, net	619,537	557,507
Long-term restricted cash and cash equivalents	126,615	—
Marketable securities	15,174	19,579
Goodwill	322,159	522,358
Intangible assets, net	150,593	203,671
Deferred tax assets, less current portion	99,071	66,254
Other assets	15,090	13,991

Total assets	$3,601,451	$3,263,377

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$416,361	$461,365
Accounts payable	90,830	66,928
Accrued liabilities	375,461	268,418
Student deposits	493,245	491,639
Deferred revenue	359,724	333,041
Other current liabilities	53,416	133,887
Liabilities held for sale from discontinued operations	4,474	—

Total current liabilities	1,793,511	1,755,278
Long-term debt	168,039	127,701
Deferred tax liabilities	38,875	55,636
Other long-term liabilities	212,286	100,149

Total liabilities	2,212,711	2,038,764

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	46,865	1,139
Apollo Group Class A treasury stock, at cost	(2,407,788)	(2,022,623)
Retained earnings	3,748,045	3,195,043
Accumulated other comprehensive loss	(31,176)	(13,740)

Total Apollo shareholders’ equity	1,356,050	1,159,923

Noncontrolling interests	32,690	64,690

Total equity	1,388,740	1,224,613

Total liabilities and shareholders’ equity	$3,601,451	$3,263,377

Apollo Group, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,
(in thousands, except per share data)	2010	2009	2010	2009
Net revenue	$1,259,420	$1,073,167	$4,925,819	$3,953,566

Costs and expenses:
Instructional costs and services	547,700	443,720	2,125,082	1,567,754
Selling and promotional	301,562	260,695	1,112,666	952,884
General and administrative	91,049	88,315	314,795	286,493
Goodwill and other intangibles impairment	175,858	—	184,570	—
Estimated litigation loss	882	80,500	177,982	80,500

Total costs and expenses	1,117,051	873,230	3,915,095	2,887,631

Operating income	142,369	199,937	1,010,724	1,065,935
Interest income	636	1,389	2,920	12,591
Interest expense	(3,784)	(1,889)	(11,891)	(4,448)
Other, net	1,376	(6,300)	(685)	(7,151)

Income from continuing operations before income taxes	140,597	193,137	1,001,068	1,066,927
Provision for income taxes	(122,628)	(99,648)	(464,063)	(456,720)

Income from continuing operations	17,969	93,489	537,005	610,207
Loss from discontinued operations, net of tax	(6,570)	(5,655)	(15,424)	(16,377)

Net income	11,399	87,834	521,581	593,830
Net loss attributable to noncontrolling interests	29,572	3,675	31,421	4,489

Net income attributable to Apollo	$40,971	$91,509	$553,002	$598,319

Earnings (loss) per share — Basic:
Continuing operations attributable to Apollo	$0.32	$0.63	$3.74	$3.90
Discontinued operations attributable to Apollo	(0.04)	(0.04)	(0.10)	(0.11)

Basic income per share attributable to Apollo	$0.28	$0.59	$3.64	$3.79

Earnings (loss) per share — Diluted:
Continuing operations attributable to Apollo	$0.32	$0.62	$3.72	$3.85
Discontinued operations attributable to Apollo	(0.04)	(0.03)	(0.10)	(0.10)

Diluted income per share attributable to Apollo	$0.28	$0.59	$3.62	$3.75

Basic weighted average shares outstanding	147,829	154,201	151,955	157,760

Diluted weighted average shares outstanding	148,334	155,722	152,906	159,514

Apollo Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
From Continuing and Discontinued Operations
(Unaudited)

	Year Ended August 31,
($ in thousands)	2010	2009
Cash flows provided by (used in) operating activities:
Net income	$521,581	$593,830
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	64,305	68,038
Excess tax benefits from share-based compensation	(6,648)	(18,543)
Depreciation and amortization	147,035	113,350
Amortization of lease incentives	(13,358)	(12,807)
Impairment on discontinued operations	9,400	—
Goodwill and other intangibles impairment	184,570	—
Loss on fixed assets write-off	—	9,416
Amortization of deferred gain on sale-leasebacks	(1,705)	(1,715)
Non-cash foreign currency loss (gain), net	643	(62)
Provision for uncollectible accounts receivable	282,628	152,490
Estimated litigation loss	177,982	80,500
Deferred income taxes	(125,399)	(13,799)
Changes in assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(265,996)	(192,289)
Other assets	2,183	9,945
Accounts payable and accrued liabilities	(44,653)	45,406
Income taxes payable	10,421	(30,848)
Student deposits	3,445	59,458
Deferred revenue	32,887	80,315
Other liabilities	65,749	17,542

Net cash provided by operating activities	1,045,070	960,227

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(168,177)	(127,356)
Acquisitions, net of cash acquired	(5,497)	(523,795)
Maturities of marketable securities	5,000	8,035
Increase in restricted cash and cash equivalents	(138,443)	(48,149)

Net cash used in investing activities	(307,117)	(691,265)

Cash flows provided by (used in) financing activities:
Payments on borrowings	(477,568)	(37,341)
Proceeds from borrowings	475,454	513,170
Apollo Class A common stock purchased for treasury	(446,398)	(452,487)
Issuance of Apollo Class A common stock	19,671	117,076
Noncontrolling interest contributions	2,460	58,980
Excess tax benefits from share-based compensation	6,648	18,543

Net cash (used in) provided by financing activities	(419,733)	217,941

Exchange rate effect on cash and cash equivalents	(1,697)	(1,852)

Net increase in cash and cash equivalents	316,523	485,051
Cash and cash equivalents, beginning of year	968,246	483,195

Cash and cash equivalents, end of year	$1,284,769	$968,246

Supplemental disclosure of cash flow information
Cash paid for income taxes, net of refunds	$514,532	$472,241
Cash paid for interest	$7,837	$3,683
Supplemental disclosure of non-cash investing and financing activities
Restricted stock units vested and released	$19,868	$22,617
Credits received for tenant improvements	$17,372	$12,674
Accrued purchases of property and equipment	$10,136	$5,081

Apollo Group, Inc. and Subsidiaries
Supplemental Schedule — Combined Statements of Operations
(Unaudited)

	Three Months Ended August 31, 2010			Three Months Ended August 31, 2009
	Apollo		Apollo	Apollo		Apollo
(in thousands, except per share data)	Excluding BPP	BPP	Consolidated	Excluding BPP	BPP	Consolidated
Net revenue	$1,225,812	$33,608	$1,259,420	$1,060,105	$13,062	$1,073,167

Costs and expenses:
Instructional costs and services	492,710	54,990	547,700	426,697	17,023	443,720
Selling and promotional	295,151	6,411	301,562	259,200	1,495	260,695
General and administrative	89,944	1,105	91,049	87,164	1,151	88,315
Goodwill and other intangibles impairment	—	175,858	175,858	—	—	—
Estimated litigation loss	882	—	882	80,500	—	80,500

Total costs and expenses	878,687	238,364	1,117,051	853,561	19,669	873,230

Operating income (loss)	347,125	(204,756)	142,369	206,544	(6,607)	199,937
Interest income	636	—	636	1,375	14	1,389
Interest expense	(1,793)	(1,991)	(3,784)	(1,056)	(833)	(1,889)
Other, net	3,774	(2,398)	1,376	(6,357)	57	(6,300)

Income (loss) from continuing operations before income taxes	349,742	(209,145)	140,597	200,506	(7,369)	193,137
(Provision for) benefit from income taxes	(136,125)	13,497	(122,628)	(101,587)	1,939	(99,648)

Income (loss) from continuing operations	213,617	(195,648)	17,969	98,919	(5,430)	93,489
Loss from discontinued operations, net of tax	(6,570)	—	(6,570)	(5,655)	—	(5,655)

Net income (loss)	207,047	(195,648)	11,399	93,264	(5,430)	87,834
Net loss attributable to noncontrolling interests	1,390	28,182	29,572	2,944	731	3,675

Net income (loss) attributable to Apollo	$208,437	$(167,466)	$40,971	$96,208	$(4,699)	$91,509

Earnings (loss) per share — Basic:
Continuing operations attributable to Apollo	$1.45	$(1.13)	$0.32	$0.66	$(0.03)	$0.63
Discontinued operations attributable to Apollo	(0.04)	—	(0.04)	(0.04)	—	(0.04)

Basic income (loss) per share attributable to Apollo	$1.41	$(1.13)	$0.28	$0.62	$(0.03)	$0.59

Earnings (loss) per share — Diluted:
Continuing operations attributable to Apollo	$1.45	$(1.13)	$0.32	$0.65	$(0.03)	$0.62
Discontinued operations attributable to Apollo	(0.04)	—	(0.04)	(0.03)	—	(0.03)

Diluted income (loss) per share attributable to Apollo	$1.41	$(1.13)	$0.28	$0.62	$(0.03)	$0.59

Basic weighted average shares outstanding	147,829	147,829	147,829	154,201	154,201	154,201

Diluted weighted average shares outstanding	148,334	148,334	148,334	155,722	155,722	155,722

Apollo Group, Inc. and Subsidiaries
Reconciliation of GAAP financial information to non-GAAP financial information
(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,
(in millions, except per share data)	2010	2009	2010	2009
Net income attributable to Apollo, as reported	$41.0	$91.5	$553.0	598.3
Loss from discontinued operations, net of tax (1)	(6.5)	(5.7)	(15.4)	(16.4)

Income from continuing operations attributable to Apollo	47.5	97.2	568.4	614.7

Reconciling items:
Estimated litigation loss (2)	0.9	80.5	178.0	80.5
Goodwill and other intangibles impairment (3)	150.5	—	158.0	—
Software and equipment write-off (4)	—	9.4	—	9.4
BPP acquisition option premium (5)	—	5.5	—	5.5

	151.4	95.4	336.0	95.4
Less: tax effects	(5.0)	(26.0)	(75.3)	(26.0)
Tax benefit from IRS settlement (6)	—	—	(11.4)	—
Non-deductible compensation (7)	—	4.7	—	4.7

Income from continuing operations attributable to Apollo adjusted to exclude special items	$193.9	$171.3	$817.7	$688.8

Diluted income per share from continuing operations attributable to Apollo, as reported	$0.32	$0.62	$3.72	$3.85

Diluted income per share from continuing operations attributable to Apollo, adjusted to exclude special items	$1.31	$1.10	$5.35	$4.32

Diluted weighted average shares outstanding	148.3	155.7	152.9	159.5

(1)	The loss from discontinued operations, net of tax for the twelve months ended August 31, 2010 includes a $9.4 million charge for goodwill impairment recorded in the second quarter of fiscal year 2010. We did not record an associated tax benefit because the goodwill is not deductible for tax purposes.

(2)	The $0.9 million and $178.0 million charges for the three and twelve months ended August 31, 2010, respectively, represent an estimated loss related to a securities litigation matter. The $80.5 million charge during the three and twelve months ended August 31, 2009 represents an accrual for an estimated litigation loss related to a qui tam legal matter which we settled in fiscal year 2010.

(3)	The $150.5 million charge for the three months ended August 31, 2010 represents impairments of BPP’s goodwill and other intangible assets, net of noncontrolling interest. The $158.0 million charge for the twelve months ended August 31, 2010 represents the impairment of BPP’s goodwill and other intangible assets, and the ULA goodwill impairment recorded in the third quarter of fiscal year 2010, all net of noncontrolling interest. We did not record a tax benefit associated with the goodwill impairments because the goodwill is not deductible for tax purposes.

(4)	The $9.4 million charge during the three and twelve months ended August 31, 2009 represents the write-off of information technology fixed assets that resulted primarily from our rationalization of software.

(5)	The $5.5 million charge during the three and twelve months ended August 31, 2009 represents the option premium, net of noncontrolling interest, related to our acquisition of BPP.

(6)	The $11.4 million tax benefit during the twelve months ended August 31, 2010 resulted from our settlement of disputed tax issues with the Internal Revenue Service during the first quarter of fiscal year 2010.

(7)	The $4.7 million charge during the three and twelve months ended August 31, 2009 represents the write-off of a deferred tax asset related to options held and exercised by an executive.
Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Ryan Rauzon ~ (916) 599-2911 ~ ryan.rauzon@apollogrp.edu